                           TELE-COMMUNICATIONS, INC.
                                TERRACE TOWER II
                                5619 DTC PARKWAY
                           ENGLEWOOD, COLORADO 80111
                                 (303) 267-5500

                                                                  August 7, 1997

Dear TCI Group Stockholder:

    Tele-Communications, Inc., a Delaware corporation (the "Company"), is offering, upon the terms and subject to the conditions set forth in the enclosed Offering Circular, dated August 7, 1997, and the related Letter of Transmittal (collectively, the "Series A Exchange Offer"), to issue one share of Tele-Communications, Inc. Series A TCI Ventures Group Common Stock ("Series A TCI Ventures Group Common Stock") in exchange for each share of Tele-Communications, Inc. Series A TCI Group Common Stock ("Series A TCI Group Common Stock") validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined below), up to a maximum of 188,661,300 shares of Series A TCI Group Common Stock. Please note that you may only participate in the Series A Exchange Offer by validly tendering shares of Series A TCI Group Common Stock.

    The Company is also offering, upon the terms and subject to the conditions set forth in the Offering Circular and the related Letter of Transmittal (collectively, the "Series B Exchange Offer" and together with the Series A Exchange Offer, the "Exchange Offers"), to issue one share of Tele-Communications, Inc. Series B TCI Ventures Group Common Stock ("Series B TCI Ventures Group Common Stock" and together with the Series A TCI Ventures Group Common Stock, the "TCI Ventures Group Common Stock") in exchange for each share of Tele-Communications, Inc. Series B TCI Group Common Stock ("Series B TCI Group Common Stock" and together with the Series A TCI Group Common Stock, the "TCI Group Common Stock"), validly tendered and not properly withdrawn on or prior to the Expiration Date, up to a maximum of 16,266,400 shares of Series B TCI Group Common Stock. Please note that you may only participate in the Series B Exchange Offer by validly tendering shares of Series B TCI Group Common Stock.

    The TCI Ventures Group Common Stock is intended to reflect the performance of the assets and businesses attributed to the TCI Ventures Group, which include the Company's principal international assets and substantially all of the Company's non-cable and non-programming domestic assets, but the TCI Ventures Group Common Stock will be common stock of the Company and as such, holders of TCI Ventures Group Common Stock will be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. In addition, there can be no assurance as to the degree to which the market value of the TCI Ventures Group Common Stock will reflect the separate performance of the TCI Ventures Group. See the Offering Circular for a more detailed description of the assets and businesses attributed to the TCI Ventures Group.

    SINCE THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M. ON SEPTEMBER 10, 1997, UNLESS OTHERWISE EXTENDED PURSUANT TO THE OFFERING CIRCULAR (THE "EXPIRATION DATE"), PLEASE BE SURE TO GIVE THIS MATTER YOUR PROMPT ATTENTION.

    Please be aware that participation in the Exchange Offers is not subject to a minimum number of shares being tendered; however, the Company is not obligated to accept for exchange more than a specified maximum number of shares of each series of TCI Group Common Stock. In the event of an oversubscription for shares of either series, shares will be exchanged on a pro rata basis up to the applicable maximum number of shares for such series. Please also be aware that the Exchange Offers are subject to the satisfaction of certain conditions, including, but not limited to, stockholder approval of certain amendments to the Company's charter at the 1997 annual meeting of stockholders of the Company, to be held on August 28, 1997.

    The Letter of Transmittal enclosed herein is applicable only for use with one series of TCI Group Common Stock. If your Letter of Transmittal is yellow, it may be used to tender shares of Series A TCI Group Common Stock; if your Letter of Transmittal is blue, it may be used to tender shares of Series B TCI Group Common Stock. In the event you own both shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock, you should receive a separate mailing for each series of TCI Group Common Stock, each containing a copy of the Offering Circular and one with a yellow Letter of Transmittal (for your Series A TCI Group Common Stock) and one with a blue Letter of Transmittal (for your Series B TCI Group Common Stock). IN THE EVENT YOU OWN SHARES OF TCI GROUP COMMON STOCK THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, THE LETTERS OF TRANSMITTAL ARE FOR YOUR INFORMATION ONLY. You should fill out the form on the enclosed letter from such institution or other nominee which requests your instructions with respect to whether and to what extent you wish to participate in the Exchange Offers. Such institution or other nominee will then fill out the appropriate Letter of Transmittal on your behalf.

    Neither the Company, nor its Board of Directors, is making any recommendation as to whether you should participate in the Exchange Offers. You should decide whether to participate, and, if so, how many shares of TCI Group Common Stock you wish to exchange.

    The enclosed Offering Circular contains detailed information about the Exchange Offers, and you should give it your careful consideration. If you have any questions or require assistance, please call Georgeson & Company Inc., the Information Agent, at (800) 223-2064.

    The Exchange Offers are made only by, and are subject to, the terms and conditions contained in the Offering Circular and the related Letters of Transmittal. For this reason, I urge you to read them carefully and to consult with your investment advisor before you make a decision.

                                         Very truly yours,

                                         /s/ JOHN C. MALONE
                                         ------------------

                                         John C. Malone
                                         Chairman of the Board and
                                           Chief Executive Officer